UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2008

IXI Mobile, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51259	20-2374143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Shoreway Road, Suite 380, Belmont, California	94002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 551-0600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On August 12, 2008, the Board of Directors initiated several strategic measures intended to refocus the Company’s activities and to reduce operating costs. Such cost reduction measures include a reduction of approximately 25% of its headcount and the closing of its US facilities. Under this plan, the engagement of approximately 40 employees and consultants will be terminated. The remaining employees will be focused primarily on serving existing and potential customers in the European and Asia Pacific markets. The Company cannot estimate at this time the total costs to be incurred in connection with this plan.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2008, the Board of Directors of the Company appointed Israel Frieder to serve as Chief Executive Officer of the Company. Mr. Frieder is 58 years old and has served as the Co-Chairman of the Company since June 2007. Mr. Frieder served as the Company’s Chairman of the Board and Chief Executive Officer from the Company’s inception until June 2007. Since January 2005, Mr. Frieder has provided management consulting services to Teledata Networks NV, a Netherlands provider of wireline access products and next generation network solutions for telecom operators and service providers. From May 2001 to December 2004, Mr. Frieder served as the president and chief executive officer of Kardan Communications Ltd., an Israeli private investment company active in various fields including telecommunications and information technology.

On August 12, 2008, the Board of Directors of the Company appointed Motti Gil to serve as Chief Financial Officer of the Company. Mr. Gil is 35 years old and has served as the Vice President of Finance of the Company since December 2007. From May 2005 through December 2007, Mr. Gil served as the corporate controller at Mer Telemanagement Solutions, Ltd., an international software company that designs, develops, markets and supports telecommunication management and other customer care and billing solutions. From August 2003 through May 2005, Mr. Gil served as the financial controller of three companies at Netcom Group, a privately held group of companies that operate in the fields of communication networking infrastructure, information technology services and audio/video solutions.

On August 12, 2008 the Company terminated the employment of Gideon Barak, Executive Co-Chairman of the Board and Amit Haller, the Company’s Chief Executive Officer. Messrs. Barak and Haller will continue to serve as directors of the Company; and Mr. Frieder will serve as sole Chairman of the Board of Directors.

On August 12, 2008, each of Lihi Segal, the Company’s Executive Vice President and Chief Financial Officer, and Gadi Meroz, the Company’s Executive Vice President and General Counsel, resigned, effective immediately. Each will continue to provide transition support to the Company for up to 90 days.

Item 8.01 Other Events.

On August 12, 2008, the Board of Directors initiated several strategic measures intended to refocus the Company’s activities and to reduce operating costs. On August 13, 2008, the Company issued a press release announcing and describing such actions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit.

99.1 Press release dated August 13, 2008

This report contains forward-looking information within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those projected or suggested. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in such sections. These statements are based on current estimates and actual results may differ materially due to risks, such as severance costs or impairment charges that differ from original estimates; unforeseen complexities of moving equipment or terminating contractual obligations; amounts for non-cash charges relating to fixed assets that differ from the original estimates because of the ultimate fair market value of such fixed assets; and other risks set forth in the Company’s filings with the SEC, including its most recent Form 10-Q, 10-K and other filings that are available through EDGAR at www.sec.gov. These are among the primary risks the Company foresees at the present time. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. The Company assumes no obligation to update the forward-looking statements contained herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IXI MOBILE, INC.

	By:	/s/ Motti Gil
	Name:	Motti Gil
Dated: August 13, 2008	Title:	Chief Financial Officer